Exhibit 5.1

July 8, 2003

Quixote Corporation
One East Wacker Drive
Chicago, Illinois 60601

Ladies and Gentlemen:

        This opinion is rendered to you in connection with the Registration Statement on Form S-3 of Quixote Corporation to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), covering the offering and possible future sale by certain holders of 558,534 shares of common stock of Quixote Corporation.

        I have acted as counsel to Quixote Corporation in connection with the preparation and filing of the Registration Statement. For purposes of my opinion, I, or attorneys under my supervision, have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies.

        I express no opinion as to the laws of any jurisdiction other than the corporation laws of the State of Delaware and the federal laws of the United States of America.

        Based on and subject to the foregoing, I am of the opinion that:

        1.     Quixote Corporation is a corporation duly organized and validly existing under the laws of the State of Delaware.

        2.     The shares of Quixote Corporation common stock have been duly authorized, and are validly issued, fully paid and non-assessable.

        I understand that this opinion is to be used in connection with Quixote Corporation's Registration Statement relating to the common stock to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I consent to the filing of this opinion as an exhibit to this Registration Statement and to the reference to me under the heading "Legal Matters" in the Prospectus and in any subsequently filed prospectus supplements.

Very truly yours,
/s/ JOAN R. RILEY, ESQ.